First Internet Bancorp to Acquire Small Business Lending Division

Fishers, Indiana, May 20, 2019 - First Internet Bancorp (“First Internet” or the “Company”) (Nasdaq: INBK) announced today that its subsidiary, First Internet Bank (the “Bank”), has entered into a loan and asset purchase agreement (the “Agreement”) to acquire the small business lending division (the “SBA Division”) of First Colorado National Bank (“First Colorado”).

As of March 31, 2019, the balance of loans outstanding to be acquired was approximately $39.0 million, comprised primarily of SBA 7(a) loans. The Bank will also acquire a servicing portfolio consisting of guaranteed SBA 7(a) loans sold in the secondary market, which had a balance of approximately $112.0 million as of March 31, 2019. The SBA Division professionals joining the Bank include loan production, credit, portfolio management and servicing personnel and operate out of two Chicago-area offices as well as one Indianapolis-area office.

David Becker, Chairman, President and Chief Executive Officer, commented, “We are excited about this acquisition as it will significantly accelerate our efforts to expand access to affordable loans and serve our nation’s entrepreneurs. Last year, we began building a team with deep SBA experience because we see a tremendous opportunity to promote economic growth and job creation through government-guaranteed loan programs, while diversifying our sources of revenue in a capital efficient manner. We welcome the SBA Division professionals to First Internet, where they will be able to focus on leveraging the resources of a larger balance sheet and a more robust suite of banking services to support small business owners.”

At closing, total consideration for the acquisition of the SBA Division and its assets will be paid in cash through a combination of cash on hand and proceeds from loan sales planned for the second quarter of 2019. The portfolio to be acquired consists primarily of adjustable rate loans and has a current weighted average coupon of 7.30%. The Company expects to sell the guaranteed portion of new loans originated by the SBA Division in the secondary market, which should enhance noninterest income through gains on the sales’ of those loans and servicing fee income. The transaction is expected to close early in the third quarter of 2019, subject to customary closing conditions and the receipt of any required governmental and regulatory approvals.

Hovde Group, LLC is serving as financial advisor to First Internet and Faegre Baker Daniels is serving as First Internet’s legal advisor. The Capital Corporation is serving as financial and legal advisor to First Colorado.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $3.7 billion as of March 31, 2019. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements with respect to the pending acquisition and its effects on the future performance of the Company and the Bank. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “pending,” “plan,” “preliminary,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: failure to satisfy or obtain a waiver of closing conditions; failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President and Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com